Exhibit 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Don Hildebrand	Tim Grace	Phil Nourie
or	Media Contact	Media Contact
Jennifer Nelms	312-640-6667	212-827-3760
(404) 727-0971
U.S. GOVERNMENT AWARDS $15 MILLION GRANT TO
GEOVAX LABS’ HIV/AIDS VACCINE PROGRAM
ATLANTA, Ga., 26 Sept 2007 – GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta based biotechnology company, announced receipt of an estimated $15,000,000 Integrated Preclinical/Clinical AIDS Vaccine Development [IPCAVD] Grant to support its HIV/AIDS vaccine program.
This large Grant was awarded by the National Institutes of Health-National Institute of Allergy & Infectious Disease [NIH-NIAID], an agency of the U.S. Government. Funding commences October 2007.
Only meritorious HIV/AIDS prevention vaccine candidates are considered to receive an IPCAVD award. Candidate companies are highly scrutinized and must supply substantial positive AIDS vaccine data to support their application. IPCAVD grants are awarded on a competitive basis and are designed to support later stage vaccine research, development and human trials.
GeoVax will utilize this funding to further its HIV/AIDS vaccine development, optimization, production and human clinical trial testing including Phase 2 human clinical trials planned for 2008.
Dr. Harriet Robinson, Chief Scientific Advisor for GeoVax, guided development of the IPCAVD proposal and will lead a major part of its related studies. Dr. Robinson stated, “This grant will allow GeoVax to move forward our AIDS vaccine evaluation program more efficiently and more rapidly.”
“Our selection as a grant recipient is a validation of our vaccine technology, scientific program, success in human trials to date and future strategies,” said GeoVax President/CEO, Don Hildebrand. “This $15 million in funding will support additional AIDS vaccine studies as well as expansion of our scientific team at GeoVax.”
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About GeoVax Labs, Inc. (www.geovax.com)
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s vaccine technology is protected by 20 filed patent applications and issued patents.
GeoVax HIV/AIDS vaccines are designed to prevent development of Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, by vaccinating individuals prior to infection with the AIDS virus. In addition, GeoVax AIDS vaccines may be effective as therapeutics (treatment of people infected with AIDS virus). Studies evaluating these vaccines in already HIV/AIDS infected individuals are being planned.
GeoVax DNA and Recombinant MVA HIV/AIDS vaccines:
— Use DNA vaccines to “prime” immune responses and MVA vaccines to “boost” immune responses against the AIDS virus

— Vaccinate against more than 50% of AIDS virus components and can not cause AIDS
— Protected 22 of 23 (96%) non-human primates for over 3 1/2 years post-infection with an AIDS inducing virus. Five of six non-vaccinated controls died of AIDS within the 1st year of infection. These trials used a prototype SIV/HIV vaccine for the HIV vaccine that is being advanced in human trials
— Are manufactured & tested under GMP/GLP – EMEA (EU) and FDA guidelines
— Satisfactorily completed earlier DNA HIV/AIDS vaccine Phase 1 human trial
— Are currently being tested in 4 Human Trials. Two started in 2006, two in summer 2007
— Have been demonstrated safe to date in human trials
— Are demonstrating positive immune responses against HIV in majority of vaccine recipients
— Are in planning stage for a larger Phase 2 human trial in 2008
For further information, contact Don Hildebrand or Jennifer Nelms at (404) 727-0971 or visit www.geovax.com.
Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be determined to be safe for use in humans, GeoVax’s vaccines will be effective in preventing AIDS in humans, the vaccines will receive the regulatory approvals necessary to be licensed and marketed, GeoVax can raise the required capital to complete development of its vaccines, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitations, risks detailed in the Company’s Securities and Exchange Commission filings and report.